CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): April 13, 2011

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

 714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 8 – Other Events
Item 8.01: Other Events

As previously reported, we requested an appeals hearing before the NYSE Amex Listing Qualifications Panel, which is scheduled for today, to explain why our common stock should remain listed on the Amex.  One of the Amex Staff’s concerns is that we may not be in compliance with certain aspects of Section 1003 of the Amex Company Guide which, among other things, requires listed issuers to maintain a certain level of stockholders’ equity, depending upon how many years such issuer has sustained losses from continuing operations and/or net losses.  The applicable threshold in Section 1003(a)(iii) requires an issuer that has sustained losses from continuing operations and/or net losses in its five most recent fiscal years to maintain $6 million in stockholders’ equity.  As of the date of this Report, we believe that we meet this threshold.

Our Annual Report on Form 10-K for the year ended December 31, 2010 is due on or before April 15, 2011, based on the Form 12b-25 that we filed on March 31, 2011.  However, due to requests for financial information from, and related to, our deconsolidated Chinese subsidiary, Jade Pharmaceuticals, Inc. (“JPI”), we will not be able to timely complete our audit for the 2010 fiscal year and therefore will be unable to file our Form 10-K by April 15, 2011.  We note JPI’s indication that they are gathering the information so requested and we expect to receive it shortly.  Therefore, we require additional time to file our Form 10-K for the fiscal year ended December 31, 2010.  Despite the delay in filing our Form 10-K, we believe that we have regained compliance with the $6 million stockholders’ equity listing requirements based on certain transactions that we have completed since December 31, 2010.  Accordingly, we are hereby filing a pro forma consolidated financial statement to demonstrate the effects on our stockholders’ equity of certain transactions that have occurred since December 31, 2010 and which provide the basis for our belief that we currently satisfy the Amex $6 million in stockholders’ equity continued listing requirement; such pro forma consolidated financial statement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Pro Forma Financial Statements for the period ended December 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

/s/ Douglas MacLellan
Name: Douglas MacLellan
Title: CEO

Dated:  April 14, 2011